Filed pursuant to Rule No. 424(b)(3)
                                                        File No. 333-83334


PROSPECTUS SUPPLEMENT NO. 6
(TO PROSPECTUS DATED MARCH 15, 2002)

                                $1,200,000,000
                              CENDANT CORPORATION
                 3 7/8% CONVERTIBLE SENIOR DEBENTURES DUE 2011
   AND SHARES OF CD COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

         This prospectus supplement supplements the prospectus dated March 15, 2002 of Cendant Corporation, as supplemented on April 15, 2002, May 7, 2002, May 31, 2002, July 2, 2002 and August 26, 2002, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,200,000,000 aggregate principal amount of debentures and the shares of CD common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders:

                                                     AGGREGATE                                 NUMBER OF
                                                  PRINCIPAL AMOUNT                            SHARES OF CD        PERCENTAGE OF
                                                   AT MATURITY OF         PERCENTAGE OF       COMMON STOCK         SHARES OF CD
                                                  DEBENTURES THAT          DEBENTURES           THAT MAY           COMMON STOCK
                    NAME                            MAY BE SOLD            OUTSTANDING         BE SOLD(1)         OUTSTANDING(2)
                    ----                            -----------            -----------         ----------         --------------
ACIG Insurance Company...................             $500,000                 *                20,790                  *
American Fidelity Assurance Company......              $70,000                 *                 2,911                  *
Financial American Life Insurance Company              $15,000                 *                   624                  *
First American Properties and Casualty...              $40,000                 *                 1,663                  *
First American Specialty.................              $40,000                 *                 1,663                  *
Hamilton Multi Strategy Master Fund......             $500,000                 *                20,790                  *
Main Street American Financial Corp......              $70,000                 *                 2,911                  *
Premera Blue Cross.......................           $2,100,000                 *                87,318                  *
Thomas J. Conley Custody Account.........              $30,000                 *                 1,247                  *

         Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

                                                     AGGREGATE                                 NUMBER OF
                                                  PRINCIPAL AMOUNT                            SHARES OF CD        PERCENTAGE OF
                                                   AT MATURITY OF         PERCENTAGE OF       COMMON STOCK         SHARES OF CD
                                                  DEBENTURES THAT          DEBENTURES           THAT MAY           COMMON STOCK
                    NAME                            MAY BE SOLD            OUTSTANDING         BE SOLD(1)         OUTSTANDING(2)
                    ----                            -----------            -----------         ----------         --------------
Acacia Life Insurance Company..............           $400,000                 *                 16,632                 *
Ameritas Life Insurance Company............           $800,000                 *                 33,264                 *
Cumberland Insurance Company...............           $220,000                 *                  9,148                 *
Cumberland Mutual Fire Insurance
  Company..................................           $850,000                 *                 35,343                 *
Federated Rural Electric Insurance Exchange           $250,000                 *                 10,395                 *
Goodville Mutual Casualty Company..........            $90,000                 *                  3,742                 *
Main Street America Assurance Company......         $1,150,000                 *                 47,817                 *
Main Street America Holdings...............           $550,000                 *                 22,869                 *
National Grange Mutual Insurance Company...           $850,000                 *                 35,343                 *
National Mutual Insurance Company..........            $50,000                 *                  2,079                 *
Republic Mutual Insurance Company..........            $25,000                 *                  1,040                 *
West Virginia Fire Insurance Company.......            $20,000                 *                    832                 *
Zurich Institutional Benchmarks Master Fund
  Ltd......................................         $2,500,000                 *                103,950                 *

___________
*        Less than one percent (1%).

(1) Assumes conversion of all of the holder's debentures at a conversion rate of 41.58 shares of CD common stock per $1,000 principal amount of the debentures. This conversion rate is subject to adjustment, however, as described under "Description of Debentures--Conversion Rights". As a result, the number of shares of CD common stock issuable upon conversion of the debentures may increase or decrease in the future. Does not include shares of CD common stock that may be issued by us upon purchase of the debentures by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,036,488,745 shares of CD common stock outstanding as of September 30, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of CD common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include shares of CD common stock that may be issued by us upon purchase of the debentures by us at the option of the holder.

         Investing in the debentures or shares of CD common stock involves risks that are described in the "Risk Factors" section beginning on page 14 of the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is January 15, 2003.